NSAR ITEM 77O
April 1, 2003 - September 30, 2003
VK Municipal Income Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase


1           California     UBS Paine     5,000        0.431       8/06/03
              Infrastructure     Webber

    2        New York State    JPMorgan    10,725,000     3.638       9/25/03
        Environmental Facilities

    3   Golden State Tobacco   Citigroup    5,000,000     0.189       9/30/03
         Securitization Corp.

Underwriting Participants for #1

UBS Financial Services Inc.
Citigroup
Merrill Lynch & Co.
Fidelity Capital Markets
Great Pacific Securities
Lam Securities Investments, Inc.
Prager, Sealy & Co., LLC
Redwood Securities Group, Inc.
First Albany Corporation
Henderson Capital Partners, LLC
Lehman Brothers
Quick & Reilly Inc.
Roberts and Ryan Investments Inc.
Goldman, Sachs & Co.
JPMorgan
Morgan Stanley & Co. Incorporated
RBC Dain Rauscher
Stone & Youngberg LLC

Underwriting Participants for #2

JPMorgan
Bear, Stearns & Co. Inc.
Lehman Brothers
Raymond James & Associates, Inc.
Citigroup
Merrill Lynch & Co
Roosevelt & Cross, Incorporated
UBS Financial Services Inc.
First Albany Corporation
Goldman, Sachs & Co.
Morgan Stanley
Siebert Brandford Shank & Co., LLC




Underwriting Participants for #3

Citigroup
Bear, Stearns & Co. Inc.
A.G. Edwards & Sons, Inc.
E.J. De La Rosa & Co., Inc.
JP Morgan
Merrill Lynch & Co.
O'Connor Southwest Securities
RBC Dain Rauscher
First Albany Corporation
Banc of America Securities LLC
Goldman, Sachs & Co.
Lehman Brothers
Morgan Stanley & Co. Incorporated
Prager Sealy, & Co. LLC
UBS Financial Services Inc.
Banc One Capital Markets, Inc.
Jackson Securities
Loop Capital Markets, LLC
M.R. Beal & Company
Ramirez & Co., Inc.
Wachovia Bank, National Association